Exhibit 32-2

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Exelon Corporation for the quarterly period ended September 30, 2006, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Exelon Corporation.

/s/  John F. Young
John F. Young
Executive Vice President, Finance and
Markets and Chief Financial Officer

Date: October 27, 2006

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